.

FOR IMMEDIATE RELEASE

Hexion Inc. Announces First Quarter 2021 Results

First Quarter 2021 Highlights

•Net sales from continuing operations of $753 million, an increase of 10% compared with $687 million in the prior year period

•Net income of $11 million

•Segment EBITDA from continuing operations of $114 million compared to $73 million in the prior year period. Both periods reflect the treatment of the pending divestiture as discontinued operations.
•Liquidity of $483 million

•Hexion completed the sale of its Phenolic Specialty Resin, Hexamine and European-based Forest Products Resins businesses for approximately $425 million including cash consideration of $304 million on April 30, 2021.

COLUMBUS, Ohio - (May 12, 2021) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the first quarter ended March 31, 2021.
“Our first quarter 2021 results demonstrated strength across the board as Segment EBITDA increased by $41 million, or 56 percent compared to the prior year,” said Craig Rogerson, Chairman, President and Chief Executive Officer. “This is the third consecutive quarter we’ve posted solid year-over-year improvements in Segment EBITDA as our product portfolio is well positioned to benefit from the improving demand we are seeing from new home construction, remodeling, wind energy, and general commercial construction, as well as the general economic recovery from the pandemic. We were also pleased to drive a significant increase in our Segment EBITDA margins in the first quarter, which exceeded 15%, and reflects our multi-year efforts to strategically invest in highly-targeted growth capital expenditure projects and align our portfolio with more sustainable products. For example, in 2020, about 20 percent of our sales came from new products that were developed within the last five years, such as our recently-introduced ArmorBuilt™ fire resistant wrap, and we are working closely with our research and development teams to drive this percentage even higher over the next several years. In addition, our first quarter results, while very strong, were negatively impacted by the winter storms and do not reflect any potential insurance recovery proceeds in the period. Our associates also remain focused on operating our plants safely by following closely all the proper COVID-19 protocols, and I’d like to recognize their ongoing dedication to serving our valued customers."
Mr. Rogerson added: "We were also pleased to complete the sale of our Phenolic Specialty Resin, Hexamine and European-based Forest Products Resins businesses at the end of April. The proceeds from the transaction further improves our financial flexibility and liquidity profile as we used a portion of the proceeds to repay EUR 125 million of the EUR-denominated Senior Secured Term Loan in early May. We are encouraged by the underlying demand trends we are seeing. We expect continued strong progress and a robust second quarter 2021. Going forward, supported by tail winds in multiple key end markets and a track record of controlling costs, we are focused on driving year-over-year earnings growth, generating strong levels of free cash flow, and increasing stakeholder value through opportunistic share repurchases and debt reduction.”

Hexion Completes Strategic Divestiture
On April 30, 2021, the Company completed the sale the sale of its Phenolic Specialty Resin (PSR), Hexamine and European-based Forest Products Resins businesses for approximately $425 million to Black Diamond and Investindustrial. The Company received gross cash consideration for the Held for Sale Business in the amount of $304 million. In addition, the Buyer assumed approximately $31 million of certain liabilities, net of preliminary working capital and other closing adjustments as part of the Purchase Agreement. A subsequent post-closing adjustment to the initial cash considerations will be made in accordance with the Purchase Agreement.
Hexion expects to use the net proceeds to invest in its business and reduced its borrowings under its Senior Secured Term Loan, in accordance with its credit agreement.
First Quarter 2021 Results
In January 2020, Hexion updated its reportable segments to align around two growth platforms: Adhesives; and Coatings and Composites. The Adhesives Segment is organized around Construction Adhesives, Industrial Adhesives, and Intermediates and Derivatives, while the Coatings and Composites Segment is organized around Composites, Performance Coatings, and Base Chemicals. Corporate and Other continues to be a reportable segment.
As of March 31, 2021, the Company reclassified the assets and liabilities of our Held for Sale Business as held for sale on the unaudited Condensed Consolidated Balance Sheets and reported the results of its operations for the three months and year ended December 31, 2020 as “Loss from discontinued operations, net of taxes” on the unaudited Condensed Consolidated Statements of Operations. Amounts for prior periods have similarly been retrospectively reclassified for all periods presented. See Schedules 9 and 10 for additional financial information for our Held for Sale Business.
Total net sales for the quarter ended March 31, 2021 were $753 million, an increase of 10% compared with $687 million in the prior year period. Pricing positively impacted sales by $64 million due primarily to raw material price increases contractually passed through to customers across many businesses, as well as favorable product mix and improved market conditions in our base epoxy resins and specialty epoxy resins businesses. Foreign currency translation positively impacted net sales by $13 million due to the strengthening of various foreign currencies against the U.S. dollar in the first quarter of 2021 compared to the first quarter of 2020. Volumes negatively impacted net sales by $11 million, primarily due to the impact of Winter Storm Uri in the U.S. Gulf Coast on several of our businesses, offset by volume increases in our specialty epoxy resins and global resins businesses.
Net income for the three months ended March 31, 2021 was $11 million compared to a net loss of $59 million in the prior year period. Total Segment EBITDA from continuing operations for the quarter ended March 31, 2021 was $114 million, an increase of $41 million compared with the prior year period, or 56 percent, reflecting strong gains across both the Adhesives and Coatings and Composites segments. First quarter 2021 was also negatively impacted by $6 million of repair costs and $12 million of lost volume due to temporary manufacturing outages caused by winter storm Uri in the U.S. Gulf Coast.

Segment Results
Following are net sales and Segment EBITDA by reportable segment for Hexion's continuing operations for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Net Sales (1):
Adhesives	$361	$329
Coatings and Composites	392	358
Total	$753	$687

Segment EBITDA:
Adhesives	$68	$55
Coatings and Composites	65	39
Corporate and Other	(19)	(21)
Total	$114	$73
(1)     Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Liquidity and Capital Resources
As of March 31, 2021, total debt was approximately $1.8 billion and consisted primarily of the Company’s approximately $1.2 billion Senior Secured Term Loans due 2026 and $450 million Senior Notes due 2027. At March 31, 2021, the Company had $483 million in liquidity, including $131 million of unrestricted cash and cash equivalents. Hexion has no upcoming maturities on its term loan or notes until 2026. Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.
Earnings Call
Hexion will host a teleconference to discuss First Quarter 2021 results on Wednesday, May 12, 2021 at 9:00 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: (844) 492-6045
International Participants: (574) 990-2716
Participant Passcode: 6150939
Live internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com. A replay of the call will be available for one week following the call and can be access by dialing (855) 859-2056 (U.S.) and (404) 537-3406 (International). The passcode is 6150939.

Non-U.S. GAAP Measures
Segment EBITDA
Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the other segments. Segment EBITDA should not be considered a substitute for net income (loss) or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedules 4 and 5 to this release for reconciliation of net income (loss) to Segment EBITDA.
Pro Forma EBITDA
Pro Forma EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. The Company believes that including the supplemental adjustments that are made to calculate Pro Forma EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Pro Forma EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Pro Forma EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, Pro Forma EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Indenture governing the Senior Notes due 2027 should not be considered an alternative to interest expense. See Schedule 6 to this release for reconciliation of net loss to Pro Forma EBITDA and the calculation of the Fixed Charges Ratio.
Free cash flow
Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment. We believe that free cash flow provides useful information to management, investors, analysts and other parties in evaluating the Company's liquidity and credit quality assessment because it provides an indication of the long-term cash generating ability of our business. See Schedule 7 to this release for the Company's free cash flow by quarter.
Net debt
Net debt is defined by the Company as total debt less cash and cash equivalents. We believe that net debt provides useful information to management, investors, analysts and other parties in evaluating changes to the Company's capital structure and credit quality assessment. See Schedule 8 to this release for the Company's net debt by quarter.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “might,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, the impact of our indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs, uncertainties related to COVID-19 and the impact of our responses to it and the other factors listed in the Risk Factors section of our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section of our most recent filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global adhesive, coatings, composites and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions)	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Net sales	$753	$687
Cost of sales (exclusive of depreciation and amortization shown below)	584	565
Selling, general and administrative expense	70	64
Depreciation and amortization	49	49
Asset impairments	—	16
Business realignment costs	5	20
Other operating (income) expense, net	(3)	7
Operating income (loss)	48	(34)
Interest expense, net	24	26
Other non-operating income	(4)	—
Income (loss) from continuing operations before income tax and earnings from unconsolidated entities	28	(60)
Income tax expense (benefit)	16	(3)
Income (loss) from continuing operations before earnings from unconsolidated entities	12	(57)
Earnings from unconsolidated entities, net of taxes	—	1
Income (loss) from continuing operations, net of taxes	12	(56)
Loss from discontinued operations, net of taxes	(1)	(3)
Net income (loss)	$11	$(59)

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $3 and $4, respectively)	$134	$204
Accounts receivable (net of allowance for doubtful accounts of $3)	410	331
Inventories:
Finished and in-process goods	196	180
Raw materials and supplies	96	85
Current assets held for sale	141	114
Other current assets	51	39
Total current assets	1,028	953
Investment in unconsolidated entities	11	10
Deferred tax assets	7	7
Long-term assets held for sale	325	342
Other long-term assets	77	85
Property and equipment:
Land	78	79
Buildings	122	122
Machinery and equipment	1,260	1,270
	1,460	1,471
Less accumulated depreciation	(244)	(212)
	1,216	1,259
Operating lease assets	100	103
Goodwill	164	164
Other intangible assets, net	1,057	1,079
Total assets	$3,985	$4,002
Liabilities and Equity
Current liabilities:
Accounts payable	$349	$339
Debt payable within one year	52	82
Interest payable	20	30
Income taxes payable	12	6
Accrued payroll and incentive compensation	49	42
Current liabilities associated with assets held for sale	88	70
Current portion of operating lease liabilities	19	19
Other current liabilities	99	111
Total current liabilities	688	699
Long-term liabilities:
Long-term debt	1,714	1,710
Long-term pension and post employment benefit obligations	235	250
Deferred income taxes	157	161
Operating lease liabilities	74	76
Long-term liabilities associated with assets held for sale	74	74
Other long-term liabilities	207	209
Total liabilities	3,149	3,179
Equity
Common stock—$0.01 par value; 100 shares authorized, issued and outstanding at both March 31, 2021 and December 31, 2020	—	—
Paid-in capital	1,175	1,169
Accumulated other comprehensive loss	(31)	(27)
Accumulated deficit	(308)	(319)
Total equity	836	823
Total liabilities and equity	$3,985	$4,002

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Cash flows from operating activities
Net income (loss)	$11	$(59)
Less: Loss from discontinued operations, net of tax	(1)	(3)
Income (loss) from continuing operations	12	(56)
Adjustments to reconcile net loss to net cash used in by operating activities:
Depreciation and amortization	49	49
Non-cash asset impairments	—	16
Deferred tax benefit	—	(2)
(Gain) loss on sale of assets and dispositions	(4)	2
Unrealized foreign currency losses	8	6
Non-cash stock based compensation expense	6	5
Other non-cash adjustments	(1)	—
Net change in assets and liabilities:
Accounts receivable	(88)	(87)
Inventories	(32)	7
Accounts payable	20	(12)
Income taxes payable	10	2
Other assets, current and non-current	(7)	(5)
Other liabilities, current and non-current	(22)	(19)
Net cash used in operating activities from continuing operations	(49)	(94)
Net cash provided by (used in) operating activities from discontinued operations	5	(8)
Net cash used in operating activities	(44)	(102)
Cash flows used in investing activities
Capital expenditures	(24)	(26)
Proceeds from sale of assets and dispositions, net	7	—
Net cash used in investing activities from continuing operations	(17)	(26)
Net cash used in investing activities from discontinued operations	(4)	(6)
Net cash used in investing activities	(21)	(32)
Cash flows used in (provided by) financing activities
Net short-term debt borrowings (repayments)	2	(10)
Borrowings of long-term debt	71	181
Repayments of long-term debt	(76)	(25)
Distribution of affiliate loan	—	(10)
Net cash (used in) provided by financing activities	(3)	136
Effect of exchange rates on cash and cash equivalents, including restricted cash	(2)	(6)
Change in cash and cash equivalents, including restricted cash	(70)	(4)
Cash, cash equivalents and restricted cash at beginning of period	204	254
Cash, cash equivalents and restricted cash at end of period	134	250
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$33	$36
Income taxes, net	6	2

HEXION INC.
SCHEDULE 4: RECONCILIATION OF NET INCOME (LOSS) TO SEGMENT EBITDA (Unaudited)

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Reconciliation:
Net income (loss)	$11	$(59)
Less: Net loss from discontinued operations	(1)	(3)
Net income (loss) from continuing operations	12	(56)
Income tax expense	16	(3)
Interest expense, net	24	26
Depreciation and amortization (1)	49	49
EBITDA	101	16
Adjustments to arrive at Segment EBITDA:
Asset impairments	$—	$16
Business realignment costs (2)	5	20
Transaction costs (3)	—	2
Realized and unrealized foreign currency losses	4	6
Other non-cash items (4)	10	11
Other (5)	(6)	2
Total adjustments	13	57
Segment EBITDA	$114	$73

Segment EBITDA:
Adhesives	$68	$55
Coatings and Composites	65	39
Corporate and Other	(19)	(21)
Total	$114	$73
(1)For the three months ended March 31, 2020 accelerated depreciation of $2 has been included in "Depreciation and amortization."
(2)Business realignment costs for the periods below included:

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Severance costs	$(1)	$8
In-process facility rationalizations	1	6
Contractual costs from exited business	2	—
Business services implementation	2	4
Legacy environmental reserves	(2)	2
Other	3	—

(3)For the three months ended March 31, 2020, transaction costs included certain professional fees related to strategic projects.

(4)Other non-cash items for the periods presented below included:

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Fixed asset write-offs	$1	$2
Stock-based compensation costs	6	5
Long-term retention programs	2	3
Other	1	1

(5)Other for the periods presented below included:

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Legacy and other non-recurring items	$—	$2
IT outage recoveries, net	—	(1)
Gain on sale of assets	(4)	—
Financing fees and other	(2)	1

HEXION INC.
SCHEDULE 5: RECONCILIATION OF NET INCOME (LOSS) TO SEGMENT EBITDA BY QUARTER (Unaudited):

	Three Months Ended March 31, 2021	Three Months Ended December 31, 2020	Three Months Ended September 30, 2020 (1)	Three Months Ended June 30, 2020
Reconciliation:
Net income (loss)	$11	$(35)	$(94)	$(42)
Less: Net (loss) income from discontinued operations	(1)	2	(68)	—
Net income (loss) from continuing operations	$12	$(37)	$(26)	$(42)
Income tax expense (benefit)	16	6	17	(6)
Interest expense, net	24	24	25	25
Depreciation and amortization (2)	49	48	47	47
EBITDA	$101	$41	$63	$24
Adjustments to arrive at Segment EBITDA:
Business realignment costs (3)	5	12	19	18
Transaction costs (4)	—	2	1	1
Realized and unrealized foreign currency losses (gains)	4	(3)	(3)	—
Unrealized losses on pension and OPEB plan liabilities (5)	—	4	—	—
Other non-cash items (6)	10	14	6	12
Other (7)	(6)	4	5	1
Total adjustments	13	33	28	32
Segment EBITDA	$114	$74	$91	$56

Segment EBITDA:
Adhesives	$68	$58	$58	$43
Coatings and Composites	65	36	50	26
Corporate and Other	(19)	(20)	(17)	(13)
Total	$114	$74	$91	$56
(1)    "Net income (loss)" and "Net (loss) income from discontinued operations" for the three months ended September 30, 2020 have been revised to reflect the correction of an immaterial error.
(2)    For the three months ended June 30, 2020, accelerated depreciation of less than $1 has been included in “Depreciation and amortization.”
(3)    Business realignment costs for the periods presented below included:

	Three Months Ended March 31, 2021	Three Months Ended December 31, 2020	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020
Severance costs	$(1)	$2	$4	$2
In-process facility rationalizations	1	1	3	1
Contractual costs from exited business	2	2	2	4
Business services implementation	2	4	6	8
Legacy environmental reserves	(2)	1	4	2
Other	3	2	—	1
(4)    For the periods presented, transaction costs include certain professional fees related to strategic projects.
(5)    Represents non-cash losses resulting from pension and postretirement benefit plan liability remeasurements.
(6)     Other non-cash items for the periods presented below included:

	Three Months Ended March 31, 2021	Three Months Ended December 31, 2020	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020
Fixed asset write-offs	$1	$6	$—	$5
Stock-based compensation costs	6	4	4	4
Long-term retention programs	2	2	1	3
Other	1	2	1	—

(7)    Other items for the periods presented below included:

	Three Months Ended March 31, 2021	Three Months Ended December 31, 2020	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020
Legacy and other non-recurring items	$—	$2	$2	$2
IT outage recoveries, net	—	—	—	(3)
Gain on sale of assets	(4)	—	—	—
Financing fees and other	(2)	2	3	2

HEXION INC.
SCHEDULE 6: CALCULATION OF THE RATIO OF PROFORMA EBITDA TO FIXED CHARGES (Unaudited)

March 31, 2021
LTM Period
Net loss	$(160)
Net loss from discontinued operations	(67)
Net loss from continuing operations	$(93)
Income tax expense	33
Interest expense, net	98
Depreciation and amortization	191
EBITDA	229
Adjustments to arrive at Pro Forma EBITDA:
Business realignment costs (1)	54
Realized and unrealized foreign currency gains	(2)
Unrealized losses on pension and postretirement benefits (2)	4
Transaction costs (3)	4
Other non-cash items (4)	42
Other (5)	8
Cost reduction programs savings (6)	4
Pro Forma EBITDA	$343
Pro forma fixed charges (7)	$81
Ratio of Pro Forma EBITDA to Fixed Charges (8)	4.23
(1)Primarily represents costs related to certain in-process cost reduction activities, including severance costs of $7, $6 related to certain in-process facility rationalizations, $10 of contractual costs for exited businesses, $5 for future environmental clean-up of closed facilities and one-time implementation and transition costs associated with the creation of a business services group within the Company of $20.
(2)Represents non-cash losses resulting from pension and postretirement benefit plan liability remeasurements.
(3)Represents certain professional fees related to strategic projects.
(4)Primarily includes expenses for retention programs of $8, fixed asset disposals of $12 and share-based compensation costs of $18.
(5)Primarily represents $6 of expenses related to legacy expenses and other non-recurring items, $5 of business optimization expense, $7 related to financing fees and other expenses, offset by $3 of IT outage recoveries and $4 of gain on dispositions.
(6)Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the period presented. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs. We expect the savings to be realized within the next 12 months.
(7)Reflects pro forma interest expense based on interest rates at March 31, 2021 and expected 2021 debt pay downs.
(8)The Company’s ability to incur additional indebtedness, among other actions, is restricted under the Secured Indentures, unless the Company has a Pro Forma EBITDA to Fixed Charges ratio of at least 2.0 to 1.0.

HEXION INC.
SCHEDULE 7: FREE CASH FLOW BY QUARTER (Unaudited):

	Three Months Ended March 31, 2021	Three Months Ended December 31, 2020	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020
Net cash (used in) provided by operating activities	$(44)	$156	$(6)	$83
Capital expenditures	(28)	(40)	(28)	(29)
Free Cash Flow (1)	$(72)	$116	$(34)	$54
(1)Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash (used in) provided by operating activities, less capital expenditures on property, plant and equipment.

HEXION INC.
SCHEDULE 8: NET DEBT BY QUARTER (Unaudited):

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Debt payable within one year	$52	$82	$77	$76
Long term debt	1,714	1,710	1,756	1,839
Total Debt (1)	$1,766	$1,792	$1,833	$1,915
Less: Unrestricted cash and cash equivalents	(131)	(200)	(154)	(291)
Net Debt (2)	$1,635	$1,592	$1,679	$1,624
(1)    Total debt represents the sum of "Debt payable within one year" and "Long-term debt" on the Condensed Consolidated Balance Sheets. Certain components of total debt are denominated in foreign currencies.
(2)    Net debt represents "Total Debt" as defined above less "Unrestricted cash and cash equivalents" on the Condensed Consolidated Balance Sheets.

HEXION INC.
SCHEDULE 9: ASSETS AND LIABILITIES FROM DISCONTINUED OPERATIONS (Unaudited):

	March 31, 2021	December 31, 2020
Carrying amounts of major classes of assets held for sale:
Accounts receivable	$86	$66
Finished and in-process goods	20	18
Raw materials and supplies	24	17
Other current assets	11	12
Total current assets	141	113
Investment in unconsolidated entities	6	5
Deferred tax assets	8	2
Other long-term assets	7	7
Property, plant and equipment, net	307	310
Operating lease assets	13	13
Goodwill	14	14
Other intangible assets, net	61	61
Discontinued operations impairment	(91)	(75)
Total long-term assets	325	337
Total assets held for sale	$466	$450

Carrying amounts of major classes of liabilities held for sale:
Accounts payable	$69	$52
Income taxes payable	2	1
Accrued payroll	6	3
Current portion of operating lease liabilities	3	2
Other current liabilities	8	9
Total current liabilities	88	67
Long-term pension and post employment benefit obligations	35	36
Deferred income taxes	26	22
Operating lease liabilities	5	5
Other long-term liabilities	8	8
Total long-term liabilities	74	71
Total liabilities held for sale	$162	$138

HEXION INC.
SCHEDULE 10: FINANCIAL RESULTS FROM DISCONTINUED OPERATIONS (Unaudited):

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Major line items constituting pretax income of discontinued operations:
Net sales	$163	$145
Cost of sales (exclusive of depreciation and amortization)	137	121
Selling, general and administrative expense	11	11
Depreciation and amortization	—	9
Asset impairments	16	—
Business realignment costs	—	1
Other operating income, net	(1)	—
Income from discontinued operations before income tax, earnings from unconsolidated entities	—	3
Income tax expense	2	6
Loss from discontinued operations, net of tax	$(2)	$(3)
Earnings from unconsolidated entities, net of tax	1	—
Net loss attributable to discontinued operations	$(1)	$(3)